Designated Filer:	PBRA (CAYMAN) COMPANY
Issuer & Ticker Symbol:	Essent Group Ltd. [ESNT]
Date of Event Requiring Statement:	November 25, 2014

Joint Filer Information and Signatures
Joint Filers:

1.	Name:	Essent Intermediate, L.P.
	Address:	c/o Pine Brook Road Partners LLC, 60 East 42nd Street, 50th Floor, New York, NY 10165

ESSENT INTERMEDIATE, L.P.

By: PRBA (Cayman) Company, its general partner

		By:	/s/ Rob Jackowitz	November 26, 2014
		Name:	Rob Jackowitz	Date
		Title:	Director